As filed with the Securities and Exchange Commission on June __, 1997
                                                    Registration No.  333-______
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549
                               ----------------
                                    FORM S-3
                             REGISTRATION STATEMENT
                                     Under
                           THE SECURITIES ACT OF 1933
                               ----------------
                           GETCHELL GOLD CORPORATION
       (Exact name of registrant on Form S-3 as specified in its charter)

          DELAWARE                                                           64-0748908
(State or Other Jurisdiction    5460 South Quebec Street, Suite 240       (I.R.S. Employer
      of Incorporation)             Englewood, Colorado  80111         Identification Number)
                                          (303) 771-9000

  (Address, including ZIP code, and telephone number, including area code, of registrant's principal executive offices)
                               ----------------
                               Donald S. Robson
                  Vice President and Chief Financial Officer
                          Getchell Gold Corporation
                     5460 South Quebec Street, Suite 240
                          Englewood, Colorado  80111
                                (303) 771-9000
           (Name, address, including ZIP code, and telephone number,
                   including area code, of agent for service)
                               ----------------
                                  Copies to:
                                Tad J. Freese
                               Latham & Watkins
                      505 Montgomery Street, Suite 1900
                    San Francisco, California  94111-2562
                                (415) 391-0600
                               ----------------
        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement, as determined by the Registrant.
                               ----------------
        If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE

======================================================================================================================
                                                                                   Proposed Maximum        Amount of
                               Title of Each Class of                             Aggregate Offering     Registration
                             Securities to be Registered                              Price(1)(2)           Fee(3)
----------------------------------------------------------------------------------------------------------------------
Debt Securities . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
Preferred Stock, $.0001 par value . . . . . . . . . . . . . . . . . . . . . . . .
Common Stock, $.0001 par value (4)  . . . . . . . . . . . . . . . . . . . . . . .
Equity Warrants . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
Debt Warrants . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
        Total . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    $300,000,000           $89,449
======================================================================================================================

(1) Estimated solely for purposes of calculating the registration fee, which is calculated in accordance with Rule 457(o).
(2) Not specified as to each class of securities to be registered hereunder pursuant to General Instruction II(D) to Form S-3 under the Securities Act of 1933.
(3) Pursuant to Rule 429(b) the registration fee hereunder is offset by the fee of $1,461 previously calculated and paid in connection with the registration of $4,257,500 in securities on Registration Statement No. 33-62449.
(4)    Each share of Common Stock includes one common share purchase Right under the Company's Amended and Restated Rights Agreement dated as of December 31, 1996 between the Registrant and Harris Trust and Savings Bank, as Rights Agent.
                               ----------------
        THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT
SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

        PURSUANT TO RULE 429 UNDER THE SECURITIES ACT OF 1933, THE PROSPECTUS INCLUDED IN THIS REGISTRATION STATEMENT IS A COMBINED PROSPECTUS WHICH RELATES TO REGISTRATION STATEMENT NO. 33-62449, AS AMENDED, PREVIOUSLY FILED BY THE COMPANY ON FORM S-3. THIS REGISTRATION STATEMENT ALSO CONSTITUTES POST-EFFECTIVE AMENDMENT NO. 2 WITH RESPECT TO REGISTRATION STATEMENT NO. 33-62449, AS AMENDED, PURSUANT TO WHICH $4,237,500 IN SECURITIES REMAIN TO BE ISSUED.
================================================================================

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF ANY OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

PROSPECTUS
                   SUBJECT TO COMPLETION, DATED JUNE 27, 1997

                           GETCHELL GOLD CORPORATION

                                DEBT SECURITIES
                                PREFERRED STOCK
                                  COMMON STOCK
                                EQUITY WARRANTS
                                 DEBT WARRANTS

         Getchell Gold Corporation, a Delaware corporation (the "Company"), directly or through agents, dealers, or underwriters designated from time to time, may offer, issue and sell, together or separately, up to $300,000,000 in the aggregate of (a) secured or unsecured debt securities (the "Debt Securities") of the Company, in one or more series, which may be either senior debt securities (the "Senior Debt Securities"), senior subordinated debt securities (the "Senior Subordinated Debt Securities") or subordinated debt securities (the "Subordinated Debt Securities"), (b) shares of preferred stock of the Company, par value $.0001 per share (the "Preferred Stock"), in one or more series, (c) shares of common stock of the Company, par value $.0001 per share (the "Common Stock"), (d) warrants to purchase Common Stock or Preferred Stock (the "Equity Warrants") or (e) warrants to purchase Debt Securities (the "Debt Warrants" and together with the Equity Warrants, the "Warrants"), or any combination of the foregoing, either individually or as units consisting of one or more of the foregoing, each on terms to be determined at the time of sale. The Debt Securities may be issued as exchangeable and/or convertible Debt Securities exchangeable for or convertible into shares of Common Stock or Preferred Stock. The Preferred Stock may also be exchangeable for and/or convertible into shares of Common Stock or another series of Preferred Stock. The Debt Securities, the Preferred Stock, the Common Stock and the Warrants are collectively referred to herein as the "Securities." When a particular series of Securities is offered, a supplement to this Prospectus (each a "Prospectus Supplement") will be delivered with this Prospectus. The Prospectus Supplement will set forth the terms of the offering and sale of the offered Securities.

    SEE "RISK FACTORS" COMMENCING ON PAGE 3 FOR A DISCUSSION OF CERTAIN FACTORS
         THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF SECURITIES.

         Except as described more fully herein or as set forth in the Prospectus Supplement relating to any offered Debt Securities, the Indenture will not provide holders of Debt Securities protection in the event of a highly-leveraged transaction, reorganization, restructuring, merger or similar transaction involving the Company which could adversely affect holders of Debt Securities. See "Description of Debt Securities -- Consolidation, Merger and Sale of Assets."

         The Company's Common Stock is traded on the American Stock Exchange and The Toronto Stock Exchange under the symbol GGO. On June 26, 1997, the last reported sale price of the Common Stock as reported by the American Stock Exchange was $35 1/4 per share. The Company has not yet determined whether any of the Debt Securities, Preferred Stock or Warrants offered hereby will be listed on any exchange or over-the-counter market. If the Company decides to seek listing of any such Securities, the Prospectus Supplement relating thereto will disclose such exchange or market.

                               ----------------
    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
       AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
         THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
            COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
              PROSPECTUS.  ANY REPRESENTATION TO THE CONTRARY IS A
                                FEDERAL OFFENSE.
                               ----------------

        The Securities may be sold directly by the Company, through agents designated from time to time or to or through underwriters or dealers. The Company reserves the sole right to accept, and together with its agents, from time to time, to reject in whole or in part any proposed purchase of Securities to be made directly or through agents. See "Plan of Distribution." If any such agents or underwriters are involved in the sale of any Securities, the names of such agents or underwriters and any applicable fees, commissions or discounts will be set forth in the applicable Prospectus Supplement.

         This Prospectus may not be used to consummate sales of Securities unless accompanied by the applicable Prospectus Supplement.

                   The date of this Prospectus is___________________, 1997.

         Certain persons participating in this offering may engage in transactions that stabilize, maintain or otherwise affect the price of the Securities. Specifically, the Underwriters may overallot in connection with the offering and may bid for and purchase securities in the open market. For a description of these activities, see "Plan of Distribution."

                DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

         This Prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors including those set forth under "Risk Factors" included in the Company's most recently incorporated Annual Report on Form 10-K or Quarterly Report on Form 10-Q and elsewhere in this Prospectus.


                             AVAILABLE INFORMATION

         The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-3 (together with all amendments and exhibits thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Securities offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement, part of which has been omitted in accordance with the rules and regulations of the Commission. For further information about the Company and the Securities offered hereby, reference is made to the Registration Statement, including the exhibits filed as a part thereof and otherwise incorporated therein. Statements made in this Prospectus as to the contents of any agreement or other document referred to herein are qualified by reference to the copy of such agreement or other document filed as an exhibit to the Registration Statement or such other document, each such statement being qualified in its entirety by such reference.

         The Company is subject to the informational requirements of the Exchange Act, and, in accordance therewith, files periodic reports, proxy statements and other information with the Commission. The Registration Statement, including the exhibits thereto, as well as such reports and other information filed by the Company with the Commission, can be inspected, without charge, and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington D.C., 20549 and at the Commission's regional offices located at 7 World Trade Center, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. Reports and other information concerning the Company can also be inspected at the offices of the American Stock Exchange, 86 Trinity Place, New York, New York, 10006. The Commission also maintains a site on the World Wide Web at http://www.sec.gov, that contains reports, proxy statements and other information regarding registrants that file electronically with the Commission, and certain of the Company's filings are available at such Web site.

                     INFORMATION INCORPORATED BY REFERENCE

         The following documents filed by the Company with the Commission pursuant to the Exchange Act are incorporated by reference in this Prospectus:
(1) the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1997, (2) the Company's Annual Report on Form 10-K for the year ended December 31, 1996, as amended, (3) the description of the Company's Common Stock on Form 8-A filed with the Commission on June 19, 1996 and (4) all other documents subsequently filed pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and before the termination of the offering, which shall be deemed to be a part hereof from the date of filing of such documents.

         Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

         The Company will provide without charge to each person, including any beneficial owner, to whom this Prospectus is delivered, upon request, a copy of any documents incorporated into this Prospectus by reference (other than exhibits incorporated by reference into such document). Requests for documents should be submitted to Getchell Gold Corporation, 5460 South Quebec Street, Suite 240, Englewood, Colorado 80111, Attention: Secretary (telephone (303) 771-9000). The information relating to the Company contained in this Prospectus does not purport to be comprehensive and should be read together with the information contained in the documents incorporated or deemed to be incorporated by reference herein.

                                  THE COMPANY

         The Company is engaged in exploration, development, mining and processing of gold ore from the 33,000 acre "Getchell Property" located in north central Nevada.

         The Getchell Property is located in the Potosi Mining District on the eastern side of the Osgood Mountain Range 35 miles northeast of the town of Winnemucca, Nevada. Access to the property is via Nevada State Highway 18 and an all- weather gravel road maintained jointly by the Company and various competitors who use the same access. The Company's operations on the Getchell Property include a pressure oxidation (autoclave) mill facility, a heap leach facility and an underground mine known as the "Getchell Underground" mine. Prior to July 1995, and for a nine-month period during 1996, operations also included open pit mining of oxide and sulfide ores. During the twelve-month period ended December 31, 1996, approximately 171,343 ounces of gold were produced and sold. A second underground mine on the Getchell Property known as the "Turquoise Ridge" mine is currently under development.

         The Company was incorporated in Nevada in August 1987 by ChemFirst Inc. ("ChemFirst," formerly known as First Mississippi Corporation), a Mississippi corporation, for the purpose of financing, developing and operating the Getchell Property and for conducting minerals exploration. In June 1988, the Company sold 3,250,000 shares of its common stock in an initial public offering. Following the offering, ChemFirst held approximately 81% of the Company's stock. In October 1995 ChemFirst distributed its 14,750,000 shares of the Company's stock to ChemFirst's shareholders in a tax free distribution. In June 1996, the Company changed its state of incorporation to Delaware.

         The Company's principal executive offices are located at 5460 South Quebec Street, Suite 240, Englewood, Colorado 80111, and its telephone number is (303) 771-9000.

                                  RISK FACTORS

         In addition to the other information in this Prospectus, prospective purchasers of the Securities offered hereby should carefully consider the risk factors set forth under the heading "Risk Factors" in "Management's Discussion and Analysis of Financial Condition and Results of Operations" included in the Company's most recently incorporated Annual Report on Form 10-K or Quarterly Report on Form 10-Q. See "Information Incorporated by Reference."

                                USE OF PROCEEDS

         Unless otherwise indicated in a Prospectus Supplement, the Company anticipates that any net proceeds would be used for general corporate purposes, which may include but are not limited to exploration on the Getchell Property, working capital, capital expenditures, repayment of indebtedness and acquisitions. When a particular series of Securities is offered, the Prospectus Supplement relating thereto will set forth the Company's intended use for the net proceeds received from the sale of such Securities. Pending the application of the net proceeds, the Company expects to invest such proceeds in short-term, interest-bearing instruments or other investment-grade securities.

                    RATIOS OF EARNINGS TO FIXED CHARGES AND
                     EARNINGS TO COMBINED FIXED CHARGES AND
                           PREFERRED STOCK DIVIDENDS

         The following table sets forth the unaudited consolidated ratios of earnings to fixed charges and earnings to fixed charges and preferred stock dividends for the Company for the periods indicated.

            Quarter ended     Year ended     Six-month period ended              Years ended
            March 31, 1997   Dec. 31, 1996*      Dec. 31, 1995*                    June 30,
            --------------  ---------------  ----------------------  --------------------------------
                                                                      1995    1994     1993     1992
                                                                     ------  ------   ------   ------
 Ratio of          **            **                   **               **      3.7      **       3.6
 earnings
 to fixed
 charges

 Ratio of          **            **                   **               **      3.7      **       3.6
 earnings
 to fixed
 charges
 and
 preferred
 stock
 dividends

----------------
         * On September 24, 1995, the Company changed its fiscal year end to December 31 from June 30.

         ** For the periods presented below, earnings were insufficient to cover fixed charges in the amounts set forth below. Therefore, no ratios are provided for those periods.


              Quarter ended     Year ended     Six-month period ended            Years ended
              March 31, 1997   Dec. 31, 1996       Dec. 31, 1995                   June 30,
              --------------  ---------------  ----------------------  -------------------------------
                                                                            1995             1993
                                                                            ----             ----
 Coverage       $8,362,940      $16,098,998          $6,313,000          $19,088,000      $3,129,000
 Deficiency


         For the purpose of calculating the ratio of earnings to fixed charges and the ratio of earnings to fixed charges and preferred stock dividends, earnings consist of income before income taxes and fixed charges (exclusive of preferred stock dividends). For the purpose of calculating both ratios, fixed charges include interest expense, capitalized interest and that portion of rentals representative of an interest factor (estimated to be one third of rent expense). Because the Company did not pay any preferred stock dividends during the fiscal years ended June 30, 1995, 1994, 1993 and 1992, the six months ended December 31, 1995, or the year ended December 31, 1996, the ratios are identical.

                       GENERAL DESCRIPTION OF SECURITIES

         The Company directly or through agents, dealers or underwriters designated from time to time, may offer, issue and sell, together or separately, up to $300,000,000 in the aggregate of (a) secured or unsecured debt securities (the "Debt Securities") of the Company, in one or more series, which may be either senior debt securities (the "Senior Debt Securities"), senior subordinated debt securities (the "Senior Subordinated Debt Securities") or subordinated debt securities (the "Subordinated Debt Securities"), (b) shares of preferred stock of the Company, par value $.0001 per share (the "Preferred Stock"), in one or more series, (c) shares of common stock of the Company, par value $.0001 per share (the "Common Stock"), (d) warrants to purchase Common Stock or Preferred Stock (the "Equity Warrants") or (e) warrants to purchase Debt Securities (the "Debt Warrants" and together with the Equity Warrants, the "Warrants"), or any combination of the foregoing, either individually or as units consisting of one or more of the foregoing, each on terms to be determined at the time of sale. The Debt Securities may be issued as exchangeable and/or convertible Debt Securities exchangeable for or convertible into shares of Common Stock or Preferred Stock. The Preferred Stock may also be exchangeable for and/or convertible into shares of Common Stock or another series of Preferred Stock. The Debt Securities, the Preferred Stock, the Common Stock and the Warrants are collectively referred to herein as the "Securities." When a particular series of Securities is offered, a Prospectus Supplement will be delivered with this Prospectus. The Prospectus Supplement will set forth the terms of the offering and sale of the offered Securities.


                         DESCRIPTION OF DEBT SECURITIES

         The following description sets forth certain general terms and provisions of the Debt Securities to which any Prospectus Supplement may relate. The particular terms of the Debt Securities offered by any Prospectus Supplement and the extent, if any, to which such general provisions do not apply to the Debt Securities so offered will be described in the Prospectus Supplement relating to such Debt Securities.

         Debt Securities may be issued from time to time in series under an indenture, and one or more indentures supplemental thereto (collectively, the "Indenture"), between the Company and a trustee to be identified in the applicable Prospectus Supplement (the "Trustee"). The terms of the Debt Securities will include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939 (the "TIA") as in effect on the date of the Indenture. The Debt Securities will be subject to all such terms, and potential investors of the Debt Securities are referred to the Indenture and the TIA for a statement thereof. The following summary of certain provisions of the Indenture does not purport to be complete and is qualified in its entirety by reference to the Indenture, including the definitions therein of certain terms used below. As used under this caption, unless the context otherwise requires, "Offered Debt Securities" shall mean the Debt Securities offered by this Prospectus and the accompanying Prospectus Supplement.

GENERAL

         The Indenture will provide for the issuance of Debt Securities in series and will not limit the principal amount of Debt Securities which may be issued thereunder. In addition, except as may be provided in the Prospectus Supplement relating to such Debt Securities, the Indenture will not limit the amount of additional indebtedness the Company may incur.

         The applicable Prospectus Supplement or Prospectus Supplements will describe the following terms of the series of Offered Debt Securities in respect of which this Prospectus is being delivered: (1) the title of the Offered Debt Securities; (2) whether the Offered Debt Securities are Senior Debt Securities, Senior Subordinated Debt Securities or Subordinated Debt Securities or any combination thereof; (3) any limit upon the aggregate principal amount of the Offered Debt Securities; (4) the date or dates on which the principal of the Offered Debt Securities is payable; (5) the rate or rates (which may be fixed or variable) at which the Offered Debt Securities will bear interest, if any, or the manner in which such rate or rates are determined; (6) the date or dates from which any such interest will accrue, the interest payment dates on which any such interest on the Offered Debt Securities will be payable and the record dates for the determination of holders to whom interest is payable; (7) the place or places where the principal of and any interest on the Offered Debt Securities will be payable; (8) the obligation of the Company, if any, to redeem, repurchase or repay the Offered Debt Securities in whole or in part pursuant to any sinking fund or analogous provisions or at the option of the holders and the price or prices at which and the period and periods within which and the terms and conditions upon which the Offered Debt Securities shall be redeemed, repurchased or repaid pursuant to such obligation; (9) the denominations in which any Offered Debt Securities will be issuable, if other than denominations of U.S. $1,000 and any integral multiple thereof; (10) if other than the principal amount thereof, the portion of the principal amount of the Offered Debt Securities of the series which will be payable upon declaration of the acceleration of the maturity thereof; (11) any addition to or change in the covenants which apply to the Offered Debt Securities; (12) any Events of Default with respect to the Offered Debt Securities, if not otherwise set forth under "Events of Default"; (13) whether the Offered Debt Securities will be issued in whole or in part in global form, the terms and conditions, if any, upon which such global Offered Debt Securities may be exchanged in whole or in part for other individual securities, and the depositary for the Offered Debt Securities; (14) the terms and conditions, if any, upon which the Offered Debt Securities shall be exchanged for or converted into other securities or property; (15) the nature and terms of the security for any secured Offered Debt Securities; and (16) any other terms of the Offered Debt Securities which terms shall not be inconsistent with the provisions of the Indenture.

         Debt Securities may be issued at a discount from their principal amount ("Original Issue Discount Securities"). Federal income tax considerations and other special considerations applicable to any such Original Issue Discount Securities will be described in the applicable Prospectus Supplement.

         Debt Securities may be issued in bearer form, with or without coupons. Federal income tax considerations and other special considerations applicable to bearer securities will be described in the applicable Prospectus Supplement.

STATUS OF DEBT SECURITIES

         The Senior Debt Securities will be unsubordinated obligations of the Company and will rank on a parity with all other unsecured and unsubordinated indebtedness of the Company.

         The obligations of the Company pursuant to Senior Subordinated Debt Securities will be subordinate in right of payment, to the extent and in the manner set forth in the Indenture, to all Senior Indebtedness of the Company. Except to the extent set forth in the Prospectus Supplement, "Senior Indebtedness" of the Company is defined to mean the principal of, and premium, if any, and any interest (including interest accruing subsequent to the commencement of any proceeding for the bankruptcy or reorganization of the Company under any applicable bankruptcy, insolvency or similar law now or hereafter in effect) on (a) all indebtedness of the Company whether heretofore or hereafter incurred (i) for borrowed money or (ii) in connection with the acquisition by the Company or a subsidiary of assets other than in the ordinary course of business, for the payment of which the Company is liable directly or indirectly by guarantee, letter of credit, obligation to purchase or acquire or otherwise, or the payment of which is secured by a lien, charge or encumbrance on assets acquired by the Company, (b) amendments, modifications, renewals, extensions and deferrals of any such indebtedness, and (c) any indebtedness issued in exchange for any such indebtedness (clauses (a) through (c) hereof being collectively referred to herein as "Debt"); provided, however, that the following will not constitute Senior Indebtedness with respect to Senior Subordinated Debt Securities: (1) any Debt as to which, in the instrument evidencing such Debt or pursuant to which such Debt was issued, it is expressly provided that such Debt is subordinate in right of payment to all Debt of the Company not expressly subordinated to such Debt; (2) any Debt which by its terms refers explicitly to the Senior Subordinated Debt Securities and states that such Debt shall not be senior in right of payment; and (3) any Debt of the Company in respect of the Senior Subordinated Debt Securities or any Subordinated Debt Securities. The Company will not issue Debt which is subordinated in right of payment to any other Debt of the Company and which is not expressly made pari passu with, or subordinate and junior in right of payment to, the Senior Subordinated Debt Securities.

         The obligations of the Company pursuant to Subordinated Debt Securities will be subordinate in right of payment to all Senior Indebtedness of the Company and to any Senior Subordinated Debt Securities; provided, however, that the following will not constitute Senior Indebtedness with respect to Subordinated Debt Securities: (1) any Debt as to which, in the instrument evidencing such Debt or pursuant to which such Debt was issued, it is expressly provided that such Debt is subordinate in right of payment to all Debt of the Company not expressly subordinated to such Debt; and (2) any Debt of the Company in respect of Subordinated Debt Securities and any Debt which by its terms refers explicitly to the Subordinated Debt Securities and states that such Debt shall not be senior in right of payment.

         No payment pursuant to the Senior Subordinated Debt Securities or the Subordinated Debt Securities, as the case may be, may be made unless all amounts of principal, premium, if any, and interest then due on all applicable Senior Indebtedness of the Company shall have been paid in full or if there shall have occurred and be continuing beyond any applicable grace period a default in any payment with respect to any such Senior Indebtedness, or if there shall have occurred any event of default with respect to any such Senior Indebtedness permitting the holders thereof to accelerate the maturity thereof, or if any judicial proceeding shall be pending with respect to any such default. However, the Company may make payments pursuant to the Senior Subordinated Debt Securities or the Subordinated Debt Securities, as the case may be, if a default in payment or an event of default with respect to the Senior Indebtedness permitting the holder thereof to accelerate the maturity thereof has occurred and is continuing and judicial proceedings with respect thereto have not been commenced within a certain number of days of such default in payment or event of default. Upon any distribution of the assets of the Company upon dissolution, winding-up, liquidation or reorganization, the holders of Senior Indebtedness of the Company will be entitled to receive payment in full of principal, premium, if any, and interest (including interest accruing subsequent to the commencement of any proceeding for the bankruptcy or reorganization of the Company under any applicable bankruptcy, insolvency or similar law now or hereafter in effect) before any payment is made on the Senior Subordinated Debt Securities or Subordinated Debt Securities, as applicable. By reason of such subordination, in the event of insolvency of the Company, holders of Senior Indebtedness of the Company may receive more, ratably, and holders of the Senior Subordinated Debt Securities or Subordinated Debt Securities, as applicable, having a claim pursuant to the Senior Subordinated Debt Securities or Subordinated Debt Securities, as applicable, may receive less, ratably, than the other creditors of the Company. Such subordination will not prevent the occurrence of any event of default (an "Event of Default") in respect of the Senior Subordinated Debt Securities or the Subordinated Debt Securities.

         If the Company offers Debt Securities, the applicable Prospectus Supplement will set forth the aggregate amount of outstanding indebtedness, if any, as of the most recent practicable date that by the terms of such Debt Securities would be senior to such Debt Securities. The applicable Prospectus Supplement will also set forth any limitation on the issuance by the Company of any additional senior indebtedness.

CONVERSION RIGHTS

         The terms, if any, on which Debt Securities of a series may be exchanged for or converted into shares of Common Stock or Preferred Stock will be set forth in the Prospectus Supplement relating thereto.

EXCHANGE, REGISTRATION, TRANSFER AND PAYMENT

         Unless otherwise specified in the applicable Prospectus Supplement, payment of principal, premium, if any, and any interest on the Debt Securities will be payable, and the exchange of and the transfer of Debt Securities will be registerable, at the office of the Trustee or at any other office or agency maintained by the Company for such purpose subject to the limitations of the Indenture. Unless otherwise indicated in the applicable Prospectus Supplement, the Debt Securities will be issued in denominations of U.S. $1,000 or integral multiples thereof. No service charge will be made for any registration of transfer or exchange of the Debt Securities, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge imposed in connection therewith.

BOOK-ENTRY DEBT SECURITIES

         The Debt Securities of a series may be issued in the form of one or more Global Securities (the "Global Securities") that will be deposited with a depositary or its nominee identified in the applicable Prospectus Supplement. In such a case, one or more Global Securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal amount of outstanding Debt Securities of the series to be represented by such Global Security or Securities. Each Global Security will be deposited with such depositary or nominee or a custodian therefor and will bear a legend regarding the restrictions on exchanges and registration of transfer thereof referred to below and any such other matters as may be provided for pursuant to the applicable Indenture.

         Notwithstanding any provision of the Indenture or any Debt Security described herein, no Global Security may be transferred to, or registered or exchanged for Debt Securities registered in the name of, any person other than the depositary for such Global Security or any nominee of such depositary, and no such transfer may be registered, unless (i) the depositary has notified the Company that it is unwilling or unable to continue as depositary for such Global Security or has ceased to be qualified to act as such as required by the applicable Indenture, (ii) the Company executes and delivers to the Trustee an order that such Global Security shall be so transferable, registrable and exchangeable, and such transfers shall be registrable, or (iii) there shall exist such circumstances, if any, as may be described in the applicable Prospectus Supplement. All Debt Securities issued in exchange for a Global Security or any portion thereof will be registered in such names as the depositary may direct.

         The specific terms of the depositary arrangement with respect to any portion of a series of Debt Securities to be represented by a Global Security will be described in the applicable Prospectus Supplement. The Company expects that the following provisions will apply to depositary arrangements.

         Unless otherwise specified in the applicable Prospectus Supplement, Debt Securities which are to be represented by a Global Security to be deposited with or on behalf of a depositary will be represented by a Global Security registered in the name of such depositary or its nominee. Upon the issuance of such Global Security and the deposit of such Global Security with or on behalf of the depositary for such Global Security, the depositary will credit, on its book-entry registration and transfer system, the respective principal amounts of the Debt Securities represented by such Global Security to the accounts of institutions that have accounts with such depositary or its nominee ("participants"). The accounts to be credited will be designated by the underwriters or agents of such Debt Securities or by the Company, if such Debt Securities are offered and sold directly by the Company. Ownership of beneficial interests in such Global Security will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests by participants in such Global Security will be shown on, and the transfer of that ownership interest will be effected only through, records maintained by the depositary or its nominee for such Global Security. Ownership of beneficial interests in such Global Security by persons that hold through participants will be shown on, and the transfer of that ownership interest within such participant will be effected only through, records maintained by such participant. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in certificated form. The foregoing limitations and such laws may impair the ability to transfer beneficial interests in such Global Securities.

         So long as the depositary for a Global Security, or its nominee, is the registered owner of such Global Security, such depositary or such nominee, as the case may be, will be considered the sole owner or holder of the Debt Securities represented by such Global Security for all purposes under the Indenture. Unless otherwise specified in the applicable Prospectus Supplement, owners of beneficial interests in such Global Security will not be entitled to have Debt Securities of the series represented by such Global Security registered in their names, will not receive or be entitled to receive physical delivery of Debt Securities of such series in certified form and will not be considered the holders thereof for any purposes under the Indenture. Accordingly, each person owning a beneficial interest in such Global Security must rely on the procedures of the depositary and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder under the Indenture. If the Company requests any action of holders or an owner of a beneficial interest in such Global Security desires to give any notice or take any action a holder is entitled to give or take under the Indenture, the depositary will authorize the participants to give such notice or take such action, and participants would authorize beneficial owners owning through such participants to give such notice or take such action or would otherwise act upon the instructions of beneficial owners owning through them.

         Notwithstanding any other provisions to the contrary in the Indenture, the rights of the beneficial owners of the Debt Securities to receive payment of the principal and premium, if any, of and interest on such Debt Securities, on or after the respective due dates expressed in such Debt Securities, or to institute suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of the beneficial owners.

         Principal of and any interest on a Global Security will be payable in the manner described in the applicable Prospectus Supplement.

CONSOLIDATION, MERGER AND SALE OF ASSETS

         The Company may not consolidate with or merge with or into, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its property or assets to any person unless (a) the Company is the surviving corporation or the entity or the person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made is a corporation organized and existing under the laws of the United States, any state thereof or the District of Columbia; (b) the entity or person formed by or surviving any such consolidation or merger (if other than the Company) or the entity or person to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made assumes all the obligations of the Company under the Debt Securities and the Indenture; and (c) immediately prior to and after the transaction no Default or Event of Default exists.

         Except as may be described in a Prospectus Supplement applicable to a particular series of Debt Securities, there are no covenants or other provisions in the Indenture providing for a put or increased interest or otherwise that would afford holders of Debt Securities additional protection in the event of a recapitalization transaction, a change of control of the Company or a highly leveraged transaction.

COVENANTS OF THE COMPANY

         Unless otherwise indicated in this Prospectus or a Prospectus Supplement, the Debt Securities will not have the benefit of any covenants that limit or restrict the Company's business or operations, the pledging of the Company's assets or the incurrence of indebtedness by the Company.

         The applicable Prospectus Supplement will describe any material covenants in respect of a series of Offered Debt Securities. Other than the covenants of the Company included in the Indenture as described above or as described in the applicable Prospectus Supplement, the Indenture will not provide holders of Debt Securities protection in the event of a highly-leveraged transaction, reorganization, restructuring, merger or similar transaction involving the Company which could adversely affect holders of Debt Securities.

EVENTS OF DEFAULT

         Unless otherwise specified in the applicable Prospectus Supplement, the following will constitute Events of Default under the Indenture with respect to Debt Securities of any series: (a) failure to pay principal of any Debt Security of that series when due and payable at maturity, upon redemption or otherwise; (b) failure to pay any interest on any Debt Security of that series when due, and the Default continues for 30 days; (c) an Event of Default, as defined in the Debt Securities of that series, occurs and is continuing, or the Company fails to comply with any of its other agreements in the Debt Securities of that series or in the Indenture with respect to that series and the Default continues for the period and after the notice provided therein (and described below); and (d) certain events of bankruptcy, insolvency or reorganization. A Default under clause (c) above is not an Event of Default with respect to a particular series of Securities until the Trustee or the holders of at least 25% in principal amount of the then outstanding Securities of that series notify the Company of the Default and the Company does not cure the Default within 30 days after receipt of the notice. The notice must specify the Default, demand that it be remedied and state that the notice is a "Notice of Default."

         If an Event of Default with respect to outstanding Debt Securities of any series (other than an Event or Default relating to certain events of bankruptcy, insolvency or reorganization) shall occur and be continuing, either the Trustee or the holders of at least 25% in principal amount of the outstanding Debt Securities of that series by notice, as provided in the Indenture, may declare the unpaid principal amount (or, if the Debt Securities of that series are Original Issue Discount Securities, such lesser amount as may be specified in the terms of that series) of, and any accrued and unpaid interest on, all Debt Securities of that series to be due and payable immediately. However, at any time after a declaration of acceleration with respect to Debt Securities of any series has been made, but before a judgment or decree based on such acceleration has been obtained, the holders of a majority in principal amount of the outstanding Debt Securities of that series may, under certain circumstances, rescind and annul such acceleration. For information as to waiver of defaults, see "Modification and Waiver" below.

         The Indenture will provide that, subject to the duty of the Trustee during an Event of Default to act with the required standard of care, the Trustee will be under no obligation to exercise any of its rights or powers under the applicable Indenture at the request or direction of any of the holders, unless such holders shall have offered to the Trustee reasonable security or indemnity. Subject to certain provisions, including those requiring security or indemnification of the Trustee, the holders of a majority in principal amount of the outstanding Debt Securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee, with respect to the Debt Securities of that series.

         The Company will be required to furnish to the Trustee under the Indenture annually a statement as to the performance by the Company of its obligations under that Indenture and as to any default in such performance.

MODIFICATION AND WAIVER

         Subject to certain exceptions, the Company and the Trustee may amend the Indenture or the Debt Securities with the written consent of the holders of a majority in principal amount of the then outstanding Debt Securities of each series affected by the amendment with each series voting as a separate class. The holders of a majority in principal amount of the then outstanding Debt Securities of any series may also waive compliance in a particular instance by the Company with any provision of the Indenture with respect to the Debt Securities of that series; provided, however, that without the consent of each holder of Debt Securities affected, an amendment or waiver may not (i) reduce the percentage of the principal amount of Debt Securities whose holders must consent to an amendment or waiver; (ii) reduce the rate or change the time for payment of interest on any Debt Security (including default interest); (iii) reduce the principal of or premium, if any, or change the fixed maturity of any Debt Security, or reduce the amount of, or postpone the date fixed for, redemption or the payment of any sinking fund or analogous obligation with respect thereto; (iv) make any Debt Security payable in money other than that stated in the Debt Security; (v) make any change in the provisions concerning waivers of Default or Events of Default by holders or the rights of holders to recover the principal of or interest on any Debt Security; or (vi) waive a default in the payment of the principal of, premium, if any, or interest on, any Debt Security, except as otherwise provided in the Indenture. The Company and the Trustee may amend the Indenture or the Debt Securities without notice to or the consent of any holder of a Debt Security: (i) to cure any ambiguity, defect or inconsistency; (ii) to comply with the Indenture's provisions with respect to successor corporations; (iii) to comply with any requirements of the Commission in connection with the qualification of the Indenture under the TIA;
(iv) to provide for Debt Securities in addition to or in place of certificated Debt Securities; (v) to add to, change or eliminate any of the provisions of the Indenture in respect of one of more series of Debt Securities, provided, however, that any such addition, change or elimination (A) shall neither (1) apply to any Debt Security of any series created prior to the execution of such amendment and entitled to the benefit of such provision, nor (2) modify the rights of a holder of any such Debt Security with respect to such provision, or
(B) shall become effective only when there is no outstanding Debt Security of any series created prior to such amendment and entitled to the benefit of such provision; (vi) to make any change that does not adversely affect in any material respect the interest on any holder; or (vii) to establish additional series of Debt Securities as permitted by the Indenture.

         Subject to certain exceptions, the holders of a majority in principal amount of the then outstanding Debt Securities of any series, by notice to the Trustee, may waive an existing Default or Event of Default and its consequences except a Default or Event of Default in the payment of the principal of or interest on any Debt Security with respect to the Debt Securities of that series.

TERMINATION OF THE COMPANY'S OBLIGATIONS UNDER THE DEBT SECURITIES AND THE INDENTURE

         Except as otherwise described below, the Company may terminate its obligations under the Debt Securities and the Indenture with respect to the Debt Securities if:

                 (a) all previously authenticated and delivered (other than destroyed, lost or stolen Debt Securities which have been replaced or Debt Securities which are paid or Debt Securities for whose payment money or securities has theretofore been held in trust and thereafter repaid to the Company) have been delivered to the Trustee for cancellation and the Company has paid all sums payable by it under the Indenture; or

                 (b)    (1)   the Debt Securities mature within one year; and

                        (2) the Company irrevocably deposits in trust with the Trustee during such one-year period, under the terms of an irrevocable trust agreement in form and substance satisfactory to the Trustee, as trust funds solely for the benefit of the holders of Debt Securities for that purpose, money or U.S. Government Obligations, or a combination thereof, with the U.S. Government Obligations maturing as to principal and interest in such amounts and at such times as are sufficient, without consideration of any reinvestment of such interest, to pay principal of and interest on the Debt Securities to maturity and to pay all other sums payable by it under the Indenture; or

                 (c)    (1)   the Company irrevocably deposits in trust with
the Trustee under the terms of an irrevocable trust agreement in form and substance satisfactory to the Trustee, as trust funds solely for the benefit of the holders of Debt Securities for that purpose, money or U.S. Government Obligations, or a combination thereof, with the U.S. Government Obligations maturing as to principal and interest in such amounts and at such times as are sufficient, without consideration of any reinvestment of such interest, to pay principal of and interest on the Debt Securities to maturity;

                        (2)   the Company shall have delivered to the Trustee
(A) a ruling directed to the Trustee received from the Internal Revenue Service to the effect that the holders of the Debt Securities will not recognize income, gain or loss for federal income tax purposes as a result of the Company's exercise of its option under this clause (c) and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such option had not been exercised, or (B) an opinion of counsel to the same effect as the ruling described in subclause
(A) above accompanied by a ruling to that effect published by the Internal Revenue Service, unless there has been a change in the applicable federal income tax law since the date of the Indenture such that a ruling from the Internal Revenue Service is no longer required;

                        (3) the Company has paid or caused to be paid all sums then payable by the Company under the Indenture; and

                        (4) the Company has delivered to the Trustee an officers' certificate and an opinion of counsel, each stating that all conditions precedent provided for in this clause (c) relating to termination of obligations of the Company have been complied with.

         The Company's obligations under sections of the Indenture relating to the registrar and the paying agent, their obligations, the maintenance of a list of holders, transfers of Debt Securities, replacement of securities, payment (together with payment obligations under the Debt Securities), compensation and indemnity of the Trustee, replacement of the Trustee and repayment to the Company of excess money held by the Trustee or the paying agent, shall survive until the Debt Securities are no longer outstanding. If the ruling from the Internal Revenue Service or opinion of counsel referred to in clause (c)(2) above is based on or assumes that the Company's payment obligations under the Indenture or its payment obligations under the Debt Securities will continue (or is silent with respect thereto), then such discharge shall constitute only a "covenant defeasance" and, consequently, the Company shall remain liable for the payment of the Debt Securities. However, if and when a ruling from the Internal Revenue Service or opinion of counsel referred to in clause (c)(2) above is able to be provided specifically without regard to, and not in reliance upon, the continuance of the Company's payment obligations under the Indenture and its payment obligations under the Debt Securities, then the Company's payment obligations under the Indenture and the Debt Securities shall cease upon delivery to the Trustee of such ruling or opinion of counsel and compliance with the other conditions precedent provided for in clause (c) above relating to the satisfaction and discharge of the Indenture. In such a case (a "legal defeasance") holders would be able to look only to the trust fund for payment of principal or interest on the Debt Securities.

REGARDING THE TRUSTEES

         The Trustee with respect to any series of Debt Securities will be identified in the Prospectus Supplement relating to such Debt Securities. The Indenture and provisions of the TIA incorporated by reference therein, contain certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim, as security or otherwise. The Trustee and its affiliates engage in, and will be permitted to continue to engage in, other transactions with the Company and its affiliates; provided, however, that if it acquires any conflicting interest (as defined in the TIA), it must eliminate such conflict or resign.

         The holders of a majority in principal amount of the then outstanding Debt Securities of any series will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee. The TIA and the Indenture provide that in case an Event of Default shall occur (and be continuing), the Trustee will be required, in the exercise of its rights and powers, to use the degree of care and skill of a prudent man in the conduct of his own affairs. Subject to such provision, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any of the holders of the Debt Securities issued thereunder, unless they have offered to the Trustee indemnity satisfactory to it.


                         DESCRIPTION OF PREFERRED STOCK

         The following description of the terms of the Preferred Stock sets forth certain general terms and provisions of the Preferred Stock to which any Prospectus Supplement may relate. Certain other terms of any series of the Preferred Stock offered by any Prospectus Supplement will be described in such Prospectus Supplement. The description of certain provisions of the Preferred Stock set forth below and in any Prospectus Supplement does not purport to be complete and is subject to and qualified in its entirety by reference to the Company's Articles of Incorporation, as amended (the "Articles of Incorporation"), and the certificate of designation (a "Certificate of Designation") relating to each series of the Preferred Stock which will be filed with the Commission and incorporated by reference in the Registration Statement of which this Prospectus is a part at or prior to the time of the issuance of such series of the Preferred Stock. As of the date of this Prospectus, the Company had no shares of Preferred Stock outstanding.

GENERAL

         The Company has the authority to issue up to 10,000,000 shares of preferred stock, $.0001 par value per share ("preferred stock of the Company," which term, as used herein, includes the Preferred Stock offered hereby). Under the Certificate of Incorporation, the Board of Directors of the Company is authorized without further stockholder action to designate and provide for the issuance of such shares of preferred stock of the Company, in one or more series, with such voting powers, full or limited, and with such designations, preferences and relative participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as shall be stated in the resolution or resolutions providing for the issue of a series of such stock adopted, at any time or from time to time, by the Board of Directors of the Company (as used herein the term "Board of Directors of the Company" includes any duly authorized committee thereof).

         The Preferred Stock shall have the dividend, liquidation, redemption and voting rights set forth below unless otherwise provided in a Prospectus Supplement relating to a particular series of the Preferred Stock. Reference is made to the Prospectus Supplement relating to the particular series of the Preferred Stock offered thereby for specific terms, including: (i) the designation and stated value per share of such Preferred Stock and the number of shares offered; (ii) the amount of liquidation preference per share; (iii) the initial public offering price at which such Preferred Stock will be issued;

(iv) the dividend rate (or method of calculation), the dates on which dividends shall be payable and the dates from which dividends shall commence to cumulate, if any; (v) any redemption or sinking fund provisions; (vi) any conversion or exchange rights; and (vii) any additional voting, dividend, liquidation, redemption, sinking fund and other rights, preferences, privileges, limitations and restrictions.

         The Preferred Stock will, when issued, be fully paid and nonassessable and will have no preemptive rights. The rights of the holders of each series of the Preferred Stock will be subordinate to those of the Company's general creditors.

DIVIDEND RIGHTS

         Holders of the Preferred Stock of each series will be entitled to receive, when, as and if declared by the Board of Directors of the Company, out of funds of the Company legally available therefor, cash dividends on such dates and at such rates as are set forth in, or as are determined by the method described in, the Prospectus Supplement relating to such series of the Preferred Stock. Such rate may be fixed or variable or both. Each such dividend will be payable to the holders of record as they appear on the stock books of the Company on such record dates, fixed by the Board of Directors of the Company, as specified in the Prospectus Supplement relating to such series of Preferred Stock.

         Such dividends may be cumulative or noncumulative, as provided in the Prospectus Supplement relating to such series of Preferred Stock. If the Board of Directors of the Company fails to declare a dividend payable on a dividend payment date on any series of Preferred Stock for which dividends are noncumulative, then the right to receive a dividend in respect of the dividend period ending on such dividend payment date will be lost, and the Company will have no obligation to pay any dividend for such period, whether or not dividends on such series are declared payable on any future dividend payment dates. Dividends on the shares of each series of Preferred Stock for which dividends are cumulative will accrue from the date on which the Company initially issues shares of such series.

         Unless otherwise specified in the applicable Prospectus Supplement, so long as the shares of any series of the Preferred Stock are outstanding, unless
(i) full dividends (including if such Preferred Stock is cumulative, dividends for prior dividend periods) have been paid or declared and set apart for payment on all outstanding shares of the Preferred Stock of such series and all other classes and series of preferred stock of the Company (other than Junior Stock, as defined below) and (ii) the Company is not in default or in arrears with respect to the mandatory or optional redemption or mandatory repurchase or other mandatory retirement of, or with respect to any sinking or other analogous funds for, any shares of Preferred Stock of such series or any shares of any other preferred stock of the Company of any class or series (other than Junior Stock), the Company may not declare any dividends on any shares of Common Stock of the Company or any other stock of the Company ranking as to dividends or distributions of assets junior to such series of Preferred Stock (the Common Stock and any such other stock being herein referred to as "Junior Stock"), or make any payment on account of, or set apart money for, the purchase, redemption or other retirement of, or for a sinking or other analogous fund for, any shares of Junior Stock or make any distribution in respect thereof, whether in cash or property or in obligations of stock of the Company, other than in Junior Stock which is neither convertible into, nor exchangeable or exercisable for, any securities of the Company other than Junior Stock.

LIQUIDATION PREFERENCES

         Unless otherwise specified in the applicable Prospectus Supplement, in the event of any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, the holders of each series of the Preferred Stock will be entitled to receive out of the assets of the Company available for distribution to stockholders, before any distribution of assets is made to the holders of Common Stock or any other shares of stock of the Company ranking junior as to such distribution to such series of the Preferred Stock, the amount set forth in the Prospectus Supplement relating to such series of the Preferred Stock. If, upon any voluntary or involuntary liquidation, dissolution or winding up of the Company, the amounts payable with respect to the Preferred Stock of any series and any other shares of preferred stock of the Company (including any other series of the Preferred Stock) ranking as to any such distribution on a parity with such series of the Preferred Stock are not paid in full, the holders of the Preferred Stock of such series and of such other shares of preferred stock of the Company will share ratably in any such distribution of assets of the Company in proportion to the full respective preferential amounts to which they are entitled. After payment to the holders of the Preferred Stock of each series of the full preferential amounts of the liquidating distribution to which they are entitled, unless otherwise provided in the applicable Prospectus Supplement, the holders of each such series of the Preferred Stock will be entitled to no further participation in any distribution of assets by the Company.

REDEMPTION

         A series of the Preferred Stock may be redeemable, in whole or from time to time in part, at the option of the Company, and may be subject to mandatory redemption pursuant to a sinking fund or otherwise, in each case upon terms, at the times and at the redemption prices set forth in the Prospectus Supplement relating to such series. Shares of the Preferred Stock redeemed by the Company will be restored to the status of authorized but unissued shares of preferred stock of the Company.

         In the event that fewer than all of the outstanding shares of a series of the Preferred Stock are to be redeemed, whether by mandatory or optional redemption, the number of shares to be redeemed will be determined by lot or pro rata (subject to rounding to avoid fractional shares) as may be determined by the Company or by any other method as may be determined by the Company in its sole discretion to be equitable. From and after the redemption date (unless default is made by the Company in providing for the payment of the redemption price plus cumulated and unpaid dividends, if any) dividends will cease to accumulate on the shares of the Preferred Stock called for redemption and all rights of the holders thereof (except the right to receive the redemption price plus accumulated and unpaid dividends, if any) will cease.

         Unless otherwise specified in the applicable Prospectus Supplement, so long as any dividends on shares of any series of the Preferred Stock or any other series of preferred stock of the Company ranking on a parity as to dividends and distribution of assets with such series of the Preferred Stock are in arrears, no shares of any such series of the Preferred Stock or such other series of preferred stock of the Company will be redeemed (whether by mandatory or optional redemption) unless all such shares are simultaneously redeemed, and the Company will not purchase or otherwise acquire any such shares; provided, however, that the foregoing will not prevent the purchase or acquisition of share shares pursuant to a purchase or exchange offer made on the same terms to holders of all such shares outstanding.

CONVERSION AND EXCHANGE RIGHTS

         The terms, if any, on which shares of Preferred Stock of any series may be exchanged for or converted into shares of Common Stock or another series of Preferred Stock will be set forth in the Prospectus Supplement relating thereto. Such terms may include provisions for conversion, either mandatory, at the option of the holder, or at the option of the Company, in which case the number of shares of Common Stock or the number of shares of another series of Preferred Stock to be received by the holders of Preferred Stock would be calculated as of a time and in the manner stated in the Prospectus Supplement.

VOTING RIGHTS

         Except as indicated in a Prospectus Supplement relating to a particular series of the Preferred Stock, or except as required by applicable law, the holders of the Preferred Stock will not be entitled to vote for any purpose.


                            DESCRIPTION OF WARRANTS

         The Company may issue Warrants to purchase Debt Securities ("Debt Warrants"), as well as Warrants to purchase Preferred Stock or Common Stock ("Equity Warrants") (together, the "Warrants"). Warrants may be issued independently or together with any Securities and may be attached to or separate from such Securities. The Warrants are to be issued under warrant agreements (each a "Warrant Agreement") to be entered into between the Company and a bank or trust company, as warrant agent (the "Warrant Agent"), all as shall be set forth in the Prospectus Supplement relating to Warrants being offered pursuant thereto.


DEBT WARRANTS

         The applicable Prospectus Supplement will describe the terms of Debt Warrants offered thereby, the Warrant Agreement relating to such Debt Warrants and the debt warrant certificates representing such Debt Warrants ("Debt Warrant Certificates"), including the following: (1) the title of such Debt Warrants; (2) the aggregate number of such Debt Warrants; (3) the price or prices at which such Debt Warrants will be issued; (4) the designation, aggregate principal amount and terms of the Debt Securities purchasable upon exercise of such Debt Warrants, and the procedures and conditions relating to the exercise of such Debt Warrants; (5) the designation and terms of any related Debt Securities with which such Debt Warrants are issued, and the number of such Debt Warrants issued with each such Debt Security; (6) the date, if any, on and after which such Debt Warrants and the related Debt Securities will be separately transferable; (7) the principal amount of Debt Securities purchasable upon exercise of each Debt Warrant; (8) the date on which the right to exercise such Debt Warrants will commence, and the date on which such right will expire; (9) the maximum or minimum number of such Debt Warrants which may be exercised at any time; (10) a discussion of any material federal income tax considerations; and (11) any other terms of such Debt Warrants and terms, procedures and limitations relating to the exercise of such Debt Warrants.

         Debt Warrant Certificates will be exchangeable for new Debt Warrant Certificates of different denominations, and Debt Warrants may be exercised at the corporate trust office of the Warrant Agent or any other office indicated in the Prospectus Supplement. Prior to the exercise of their Debt Warrants, holders of Debt Warrants will not have any of the rights of holders of the Debt Securities purchasable upon such exercise and will not be entitled to payment of principal of or any premium, if any, or interest on the Debt Securities purchasable upon such exercise.

EQUITY WARRANTS

         The applicable Prospectus Supplement will describe the following terms of Equity Warrants offered thereby: (1) the title of such Equity Warrants; (2) the Securities (i.e. Preferred Stock or Common Stock) for which such Equity Warrants are exercisable; (3) the price or prices at which such Equity Warrants will be issued; (4) if applicable, the designation and terms of the Preferred Stock or Common Stock with which such Equity Warrants are issued, and the number of such Equity Warrants issued with each such share of Preferred Stock or Common Stock; (5) if applicable, the date on and after which such Equity Warrants and the related Preferred Stock or Common Stock will be separately transferable; (6) if applicable, a discussion of any material federal income tax considerations; and (7) any other terms of such Equity Warrants, including terms, procedures and limitations relating to the exchange and exercise of such Equity Warrants.

         Holders of Equity Warrants will not be entitled, by virtue of being such holders, to vote, to consent, to receive dividends, to receive notice as stockholders with respect to any meeting of stockholders for the election of directors of the Company or any other matter, or to exercise any rights whatsoever as stockholders of the Company.

         The exercise price payable and the number of shares of Common Stock of Preferred Stock purchasable upon the exercise of each Equity Warrant will be subject to adjustment in certain events, including the issuance of a stock dividend to holders of Common Stock or Preferred Stock or a stock split, reverse stock split, combination, subdivision or reclassification of Common Stock or Preferred Stock. In lieu of adjusting the number of shares of Common Stock or Preferred Stock purchasable upon exercise of each Equity Warrant, the Company may elect to adjust the number of Equity Warrants. No adjustments in the number of shares purchasable upon exercise of the Equity Warrants will be required until cumulative adjustments require an adjustment of at least 1% thereof. The Company may, at its option, reduce the exercise price at any time. No fractional shares will be issued upon exercise of Equity Warrants, but the Company will pay the cash value of any fractional shares otherwise issuable. Notwithstanding the foregoing, in case of any consolidation, merger, or sale or conveyance of the property of the Company as an entirety or substantially as an entirety, the holder of each outstanding Equity Warrant shall have the right to the kind and amount of shares of stock and other securities and property (including cash) receivable by a holder of the number of shares of Common Stock of Preferred Stock into which such Equity Warrant was exercisable immediately prior thereto.

EXERCISE OF WARRANTS

         Each Warrant will entitle the holder to purchase for cash such principal amount of Securities at such exercise price as shall in each case be set forth in, or be determinable as set forth in, the Prospectus Supplement relating to the Warrants offered thereby. Warrants may be exercised at any time up to the close of business on the expiration date set forth in the Prospectus Supplement relating to the Warrants offered thereby. After the close of business on the expiration date, unexercised Warrants will become void.

         Warrants may be exercised as set forth in the Prospectus Supplement relating to the Warrants offered thereby. Upon receipt of payment and the warrant certificate properly completed and duly executed at the corporate trust office of the Warrant Agent or any other office indicated in the Prospectus Supplement, the Company will, as soon as practicable, forward the Securities purchasable upon such exercise. If less than all of the Warrants represented by such warrant certificate are exercised, a new warrant certificate will be issued for the remaining Warrants.

                              PLAN OF DISTRIBUTION

         The Company may sell the Securities to one or more underwriters, for offering and sale in the United States, Canada or elsewhere by them or may sell the Securities to investors directly or through agents. Any such underwriter or agent involved in the offer and sale of Securities will be named in the applicable Prospectus Supplement. The Company has reserved the right to sell Securities directly to investors on its own behalf in those jurisdictions where and in such manner as it is authorized to do so.

         Underwriters may offer and sell Securities at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Company also may, from time to time, authorize dealers, acting as the Company's agents, to offer and sell Securities upon the terms and conditions as are set forth in the applicable Prospectus Supplement. In connection with the sale of Securities, underwriters may receive compensation from the Company in the form of underwriting discounts or commissions and may also receive commissions from purchasers of the Securities for whom they may act as agent. Underwriters may sell Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent.

         Any underwriting compensation paid by the Company to underwriters or agents in connection with the offering of Securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers, will be set forth in the applicable Prospectus Supplement. Dealers and agents participating in the distribution of Securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the Securities may be deemed to be underwriting discounts and commissions. Underwriters, dealers and agents may be entitled, under agreements entered into with the Company, to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act of 1933 and securities legislation of certain provinces of Canada.

         If so indicated in the Prospectus Supplement, the Company will authorize dealers acting as the Company's agents to solicit offers by certain institutions to purchase the Securities from the Company at the public offering price set forth in the applicable Prospectus Supplement pursuant to delayed delivery contracts ("Contracts") providing for payment and delivery on the date or dates stated in such Prospectus Supplement. Each Contract will be for an amount not less than the amounts stated in the applicable Prospectus Supplement. Institutions with whom Contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions, and other institutions but will in all cases be subject to the approval of the Company. Contracts will not be subject to any conditions except (i) the purchase by the institution of the Securities covered by its Contract shall not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which such institution is subject and (ii) if the Securities are being sold to underwriters, the Company shall have sold to such underwriters the total amount specified in the applicable Prospectus Supplement. A commission indicated in the applicable Prospectus Supplement will be paid to underwriters and agents soliciting purchases of Securities pursuant to Contracts accepted by the Company.

         To facilitate an offering of a series of Securities, certain persons participating in the offering may engage in transactions that stabilize, maintain, or otherwise affect the price of the Securities. This may include over- allotments or short sales of the Securities, which involves the sale by persons participating in the offering of more Securities than have been sold to them by the Company. In such circumstances, such persons would cover such over- allotments or short positions by purchasing in the open market or by exercising the over-allotment option granted to such persons. In addition, such persons may stabilize or maintain the price of the Securities by bidding for or purchasing

Securities in the open market or by imposing penalty bids, whereby selling concessions allowed to dealers participating in any such offering may be reclaimed if Securities sold by them are repurchased in connection with stabilization transactions. The effect of these transactions may be to stabilize or maintain the market price of the Securities at a level above that which might otherwise prevail in the open market. Such transactions, if commenced, may be discontinued at any time.

                                 LEGAL MATTERS

         Certain legal matters with respect to the Securities offered hereby will be passed upon for the Company by Latham & Watkins, San Francisco, California with respect to matters of United States law and McCarthy Tetrault, Toronto, Ontario with respect to matters of Canadian law. Certain legal matters will be passed upon for any agents or underwriters by counsel for such agents or underwriters identified in the applicable Prospectus Supplement.

                                    EXPERTS

         The financial statements of Getchell Gold Corporation as of December 31, 1996 and December 31, 1995, and for the year ended December 31, 1996, the six-month period ended December 31, 1995, and the fiscal years ended June 30, 1995 and June 30, 1994 have been incorporated by reference in this registration statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

       NO DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN SO AUTHORIZED BY THE COMPANY OR ANY UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER TO SELL IS NOT AUTHORIZED, OR IN WHICH THE PERSON IS NOT QUALIFIED TO DO SO OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.





                            _______________________





                               TABLE OF CONTENTS

                                                                                                                     PAGE
                                                                                                                     ----
Available Information . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     2
Information Incorporated by Reference . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     3
The Company . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     3
Risk Factors  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     4
Use of Proceeds . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     4
Ratios of Earnings to Fixed Charges and
  Earnings to Combined Fixed Charges and
  Preferred Stock Dividends . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     5
General Description of Securities . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     6
Description of Debt Securities  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     6
Description of Preferred Stock  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    14
Description of Warrants . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    17
Plan of Distribution  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    19
Legal Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    20
Experts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    20





                           GETCHELL GOLD CORPORATION


                                  $300,000,000


                                DEBT SECURITIES
                                PREFERRED STOCK
                                  COMMON STOCK
                                EQUITY WARRANTS
                                 DEBT WARRANTS





                               ------------------

                                   PROSPECTUS

                               ------------------




                             _______________, 1997

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION


       The expenses to be paid by the Company in connection with the distribution of the securities being registered are as set forth in the following table:

          Securities and Exchange Commission Fee  . . . . . . . . . . . . . . . . . . . . . . . .  $ 89,449
          *Printing and Expenses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  $ 30,000
          *Accounting Fees and Expenses   . . . . . . . . . . . . . . . . . . . . . . . . . . . .  $ 40,000
          *Legal Fees and Expenses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  $ 50,000
          *Miscellaneous  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  $ 10,551
                                                                                                   --------

          *Total  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  $220,000
                                                                                                   ========

_______________
 *Estimated.


ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

       The Company is a Delaware corporation. The Company has the power, pursuant to Sections 102 and 145 of the Delaware General Corporation Law, to limit the liability of its directors from certain breaches of fiduciary duty and to indemnify its directors, officers and other persons for certain acts.

       Articles XI and XII of the Company's Certificate of Incorporation provide as follows:

                                   ARTICLE XI

                                INDEMNIFICATION

       (1) Action Not By or on Behalf of Corporation. The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that he is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another Corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), fees, judgments, fines, and amounts paid in settlement, actually and reasonably incurred by him in connection with the action, suit or proceeding if he acted in, good faith and in a manner reasonably believed to be in or not opposed to the best interests of the Corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

       (2) Action By or on Behalf of Corporation. The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procedure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another Corporation, partnership, joint venture, trust, or other enterprise against expenses, including amounts paid in settlement and attorneys' fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation, except that indemnification may not be made for any claim, issue or matter as to which such a person shall have been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the Corporation or for amounts paid in settlement to the Corporation unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that, in view of all of the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

       (3) Successful Defense. To the extent that a director, officer, employee or agent of the Corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Section 1 or 2 of this Article XI, or in defense or any claim, issue or matter therein, he must be indemnified by the Corporation against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense.

       (4) Determination of Right to Indemnification in Certain Circumstances. Any indemnification under Section 1 or 2 of this Article XI, unless ordered by a court or advanced pursuant to this Article XI, must be made by the Corporation only as authorized in the specified case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made by the Stockholders, the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to the act, suit or proceeding, or if a majority vote of a quorum of directors who were not parties to the act, suit or proceeding so orders, by independent legal counsel in a written opinion, or if a quorum consisting of directors who were not parties to the act, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion.

       (5) Advance Payment of Expenses. Expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding must be paid by the Corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the Corporation as authorized in this Article. The provisions of this subsection (5) of this Article XI shall not affect any rights to advancement of expenses to which corporate personnel other than directors or officers may be entitled under any contract or otherwise by law.

       (6)      Not Exclusive.

                (a) The indemnification and advancement of expenses authorized in or ordered by a court pursuant to any other section of this
Article XI or any provision of law:

                        (i) does not exclude an other rights to which a person seeking indemnification or advancement of expenses may be entitled under the Certificate of Incorporation or any statute, by-law, agreement, vote of stockholders or disinterested directors or otherwise, for either an action in his official capacity or an action in another capacity while holding his office, except that indemnification, unless ordered by a court pursuant to subsection 2 of this Article XI or for the advancement of expenses made pursuant to this Article XI may not be made to or on behalf of any director or officer if a final adjudication establishes that his acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and was material to the cause of action.

                        (ii) continues for a person who has ceased to be a director, officer, employee or agent and inures to the benefit of the heirs, executors and administrators of such a person.

                (b) Without limiting the foregoing, the Corporation is authorized to enter into an agreement with any director, officer, employee or agent of the Corporation providing indemnification for such person against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement that result from any threatened, pending or completed action, suit, or proceeding, whether civil, criminal, administrative or investigative, including any action by or in the right of the Corporation, that arises by reason of the fact that such person is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, to the full extent allowed by law, except that no such agreement shall provide for indemnification for any actions that constitute fraud, actual dishonesty or willful misconduct.

       (7) Insurance. The Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise for any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under the provisions of this Article XI.

       (8) Certain Definitions. For the purposes of this Article XI, (a) any director, officer, employee or agent of the Corporation who shall serve as a director, officer, employee or agent of any other corporation, joint venture trust or other enterprise of which the Corporation, directly or indirectly, is or was a stockholder or creditor, or in which the Corporation is or was in any way interested, or (b) any director, officer, employee or agent of any subsidiary corporation, joint venture, trust or other enterprise wholly owned by the Corporation, shall be deemed to be serving as such director, officer, employee or agent at the request of the Corporation, unless the Board of Directors of the Corporation shall determine otherwise. In all other instances where any person shall serve as a director, officer, employee or agent of another corporation, joint venture, trust or other enterprise of which the Corporation is or was a stockholder or creditor, or in which it is or was otherwise interested, if it is not otherwise established that such person is or was serving as such director, officer, employee or agent at the request of the Corporation, the Board of Directors of the Corporation may determine whether such service is or was at the request of the Corporation, and it shall not be necessary to show any actual or prior request for such service. For purposes of this Article XI, references to a corporation include all constituent corporations absorbed in a consolidation or merger as well as the resulting or surviving corporation so that any person who is or was a director, officer, employee or agent of such a constituent corporation or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, joint venture, trust or other enterprise shall stand in the same position under the provisions of this Article XI with respect to the resulting or surviving corporation as he would if he had served the resulting or surviving corporation in the same capacity. For purposes of this
Article XI, references to "other enterprises" shall include employee benefit plans; references to "fines" shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to "serving at the request of the Corporation" shall include any service as a director, officer, employee or agent of the Corporation which imposes duties on, or involves services by, such director, officer, employee, or agent with respect to an employee benefit plan, its participants, or beneficiaries; and a person who acted in good faith and in a manner he reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the Corporation" as referred to in this Article XI.

                                  ARTICLE XII

                      LIMITATION ON PERSONAL LIABILITY FOR
                                   DIRECTORS

       A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of a fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived any improper personal benefit. If the Delaware General Corporation Law is amended hereafter to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

        Any repeal or modification of the foregoing paragraph by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(A) EXHIBITS:

          4(c) Company Resolutions authorizing the 1988-A Series Convertible Preferred Stock, effective July 13, 1988, which were filed as Exhibit 4(c) to the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 1988, are incorporated by reference.

          4(d) Company Resolutions authorizing the 1989-A Series Convertible Preferred Stock, effective August 9, 1989, which were filed as Exhibit 4(f) to the Company's Annual Report on Form 10-K for the year ended June 30, 1989, are incorporated herein by reference.

          4(e) Company Resolutions authorizing the 1989-B Series Convertible Preferred Stock, effective November 2, 1989, which were filed as Exhibit 4.1 to the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1989, are incorporated herein by reference.

          4(f) Company Resolutions authorizing the 1990-A Series Convertible Preferred Stock, effective August 8, 1990, which were filed as Exhibit 4(f) to the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 1990, are incorporated herein by reference.

          4(g) Company Resolutions authorizing the Company's 1990-B and 1990-C Series Convertible Preferred Stock, effective November 1, 1990 and November 2, 1990, respectively, which were filed as Exhibit 4.1 to the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1990, are incorporated herein by reference.

          4(h) Company Resolutions authorizing the 1991-A Series Convertible Preferred Stock, effective August 14, 1991, which were filed as Exhibit 4(h) to the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 1991, are incorporated herein by reference.

          4(i) Company Resolutions authorizing the 1991-B Series Convertible Preferred Stock, effective November 7, 1991, which were filed as Exhibit 4.1 to the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1991, are incorporated herein by reference.

          4(j) Company Resolutions authorizing the 1992-A Series Convertible Preferred Stock, effective November 5, 1992, which were filed as Exhibit 4 to the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1992, are incorporated herein by reference.

          4(k) Company Resolutions authorizing the 1993-A Series Convertible Preferred Stock, effective November 4, 1993, which were filed as Exhibit 4 to the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1993, are incorporated herein by reference.

          4(l) Amended and Restated Rights Agreement between the Company and Harris Trust and Savings Bank, dated as of December 31, 1996, which was filed as Exhibit 4(l) to the Company's Annual Report on Form 10-K for the year ended December 31, 1996, and is incorporated herein by reference.

          4(m)     Form of Indenture.

          5(a)     Opinion of Latham & Watkins.

          12       Computation of Ratios of Earnings to Fixed Charges.

          23(a)    Consent of KPMG Peat Marwick LLP.

          23(b)    Consent of Latham & Watkins (included in Exhibit 5(a)).

          24       Power of Attorney (included on page II-8).

ITEM 17.  UNDERTAKINGS

          (a)  The undersigned Registrant hereby undertakes:

            (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                   (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                   (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                   (iii) To include any material information with respect to
            the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that the information required to be included in a post-effective amendment by paragraphs (a)(1)(i) and (a)(1)(ii) above may be contained in periodic reports filed by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

            (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 and (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.


          (j) The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under Subsection (a) of Section 310 of the Trust Indenture Act (the "Act") in accordance with the rules and regulations prescribed by the Commission under
Section 305(b)(2) of the Act.

                                   SIGNATURES


          PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL OF THE REQUIREMENTS FOR FILING ON FORM S-3 AND HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF ENGLEWOOD, STATE OF COLORADO ON JUNE 25, 1997.

                                        Getchell Gold Corporation


                                        By           /s/ G.W. THOMPSON
                                          ----------------------------------
                                                 G.W. Thompson, President

                               POWER OF ATTORNEY

         KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints G.W. Thompson and J. Kelley Williams, and each of them, their true and lawful attorneys and agents, with full power of substitution, each with power to act alone, to sign and execute on behalf of the undersigned any and all amendments (including without limitation any post-effective amendments and amendments thereto) to this Registration Statement on Form S-3, requests to accelerate the effectiveness of this Registration Statement, and any registration statement for the same offering that is to be effective under Rule 462(b) of the Securities Act, and to perform any acts necessary in order to file the same, with all exhibits thereto and other documents in connection therewith with the Securities and Exchange Commission, and each of the undersigned does hereby ratify and confirm all that said attorneys and agents, or their or his or her substitutes, shall do or cause to be done by virtue hereof.

         PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY EACH OF THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

                   SIGNATURE                                        TITLE                                DATE
                   ---------                                        -----                                ----
               /s/ G.W. THOMPSON                      President and Chief Executive                  June 25, 1997
 --------------------------------------------
                 G.W. Thompson                        Officer (Principal Executive
                                                      Officer) and Director

             /s/ DONALD S. ROBSON                     Vice President and                             June 25, 1997
 --------------------------------------------
               Donald S. Robson                       Chief Financial Officer
                                                      (Principal Financial Officer)


              /s/ ROGER D. PALMER                     Controller (Principal                          June 25, 1997
 --------------------------------------------
                Roger D. Palmer                       Accounting Officer)

            /s/ J. KELLEY WILLIAMS                    Director and Chairman of the                   June 25, 1997
 --------------------------------------------
              J. Kelley Williams                      Board of Directors

             /s/ WALTER A. DREXEL                     Director                                       June 25, 1997
 --------------------------------------------
               Walter A. Drexel

             /s/ ROBERT C. HORTON                     Director                                       June 25, 1997
 --------------------------------------------
               Robert C. Horton

              /s/ PETE INGERSOLL                      Director                                       June 25, 1997
 --------------------------------------------
                  Pete Ingersoll

                /s/ JOHN RACICH                       Director                                       June 25, 1997
 --------------------------------------------
                  John Racich

           /s/ CHARLIE E. STOTT, JR.                  Director                                       June 25, 1997
 --------------------------------------------
             Charlie E. Stott, Jr.

             /s/ R. M. SUMMERFORD                     Director                                       June 25, 1997
 --------------------------------------------
               R. M. Summerford

               /s/ ALLEN WINTERS                      Director                                       June 25, 1997
 --------------------------------------------
                 Allen Winters

              /s/ ROBERT L. ZERGA                     Director                                       June 25, 1997
 --------------------------------------------
                Robert L. Zerga

                                 EXHIBIT INDEX

          4(c) Company Resolutions authorizing the 1988-A Series Convertible Preferred Stock, effective July 13, 1988, which were filed as Exhibit 4(c) to the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 1988, are incorporated by reference.

          4(d) Company Resolutions authorizing the 1989-A Series Convertible Preferred Stock, effective August 9, 1989, which were filed as Exhibit 4(f) to the Company's Annual Report on Form 10-K for the year ended June 30, 1989, are incorporated herein by reference.

          4(e) Company Resolutions authorizing the 1989-B Series Convertible Preferred Stock, effective November 2, 1989, which were filed as Exhibit 4.1 to the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1989, are incorporated herein by reference.

          4(f) Company Resolutions authorizing the 1990-A Series Convertible Preferred Stock, effective August 8, 1990, which were filed as Exhibit 4(f) to the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 1990, are incorporated herein by reference.

          4(g) Company Resolutions authorizing the Company's 1990-B and 1990-C Series Convertible Preferred Stock, effective November 1, 1990 and November 2, 1990, respectively, which were filed as Exhibit 4.1 to the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1990, are incorporated herein by reference.

          4(h) Company Resolutions authorizing the 1991-A Series Convertible Preferred Stock, effective August 14, 1991, which were filed as Exhibit 4(h) to the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 1991, are incorporated herein by reference.

          4(i) Company Resolutions authorizing the 1991-B Series Convertible Preferred Stock, effective November 7, 1991, which were filed as Exhibit 4.1 to the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1991, are incorporated herein by reference.

          4(j) Company Resolutions authorizing the 1992-A Series Convertible Preferred Stock, effective November 5, 1992, which were filed as Exhibit 4 to the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1992, are incorporated herein by reference.

          4(k) Company Resolutions authorizing the 1993-A Series Convertible Preferred Stock, effective November 4, 1993, which were filed as Exhibit 4 to the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1993, are incorporated herein by reference.

          4(l) Amended and Restated Rights Agreement between the Company and Harris Trust and Savings Bank, dated as of December 31, 1996, which was filed as Exhibit 4(l) to the Company's Annual Report on Form 10-K for the year ended December 31, 1996, and is incorporated herein by reference.

          4(m)     Form of Indenture.

          5(a)     Opinion of Latham & Watkins.

          12       Computation of Ratios of Earnings to Fixed Charges.

          23(a)    Consent of KPMG Peat Marwick LLP.

          23(b)    Consent of Latham & Watkins (included in Exhibit 5(a)).

          24       Power of Attorney (included on page II-8).